Exhibit 4.7

FORM OF WAIVER AGREEMENT
THIS WAIVER AGREEMENT is made and entered into as of September ____, 2017, by and among Enstar Group Limited (the “Company”) and the securityholder party hereto (the “Securityholder”).
WHEREAS, the Securityholder is party to that certain registration rights agreement (the “Registration Rights Agreement”) dated as of [•] among the Company and certain shareholders of the Company.
WHEREAS, pursuant to Section [2(a)][3(a)] (Right to Piggyback) of the Registration Rights Agreement, the Securityholder has the right to elect to include its Registrable Securities (as defined in the Registration Rights Agreement) in certain registration statements filed with the United States Securities and Exchange Commission (the “Commission”) relating to certain of the Company’s securities, including its ordinary shares, par value $1.00 per share (the “Shares”).
WHEREAS, the Company plans to file with the Commission a universal shelf registration statement (the “Universal Shelf”) on Form S-3ASR for the registration and sale under Rule 415 of the United States Securities Act of 1933, as amended, of certain of the Company’s securities, including its Shares.
NOW THEREFORE, the Securityholder and the Company hereby agree as follows:

(A)
In consideration of the Company’s agreements hereunder, the Securityholder hereby (1) waives its rights under Section [2][3] (Piggyback Registrations) of the Registration Rights Agreement in connection with the registration of Company securities, including pursuant to the Universal Shelf, for as long as the Resale Shelf remains effective; and (2) acknowledges and agrees that it shall not have any piggyback rights in connection with any offering pursuant to the Universal Shelf.

(B)
In exchange for the Securityholder’s agreement and waiver pursuant to the preceding paragraph, the Company hereby agrees, as promptly as reasonably practicable following the filing of the Universal Shelf with the Commission, to file a resale registration statement on Form S-3 (the “Resale Shelf”) to register for resale the Securityholder’s Registrable Securities set forth on Schedule 1 hereto.

(C)
The Company and the Securityholder each hereby acknowledge and agree that the obligation not to effect certain sales or distributions of Registrable Securities set forth in Section [8][9] (Lock Up Agreements) of the Registration Rights Agreement shall be deemed to apply in the case of an offering of securities by the Company, and not in the case of a registration that does not contemplate an offering. The 90-day period referred to therein shall begin on the pricing date of any offering of securities.

(D)
In order to facilitate the filing of the Resale Shelf with the Commission, the Securityholder hereby provides the information set forth in the questionnaire attached hereto as Schedule 2 to the Company and represents and warrants that such information is complete and accurate. The Securityholder acknowledges and agrees that such information may be included in the Resale Shelf or otherwise disclosed to the extent required by law or the rules or requirements of the Commission or NASDAQ. The Company agrees that it shall provide the Securityholder a reasonable opportunity to review a draft of the Resale Shelf prior to filing with the Commission, and shall give reasonable consideration to the Securityholder’s comments, if any, thereon.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be executed as of the date written above.

ENSTAR GROUP LIMITED

By: ______________________
Name:
Title:

[SECURITYHOLDER]

By: ______________________
Name:
Title:

Schedule 1

Registrable Securities to be included on Resale Shelf:

________________________________

________________________________

________________________________

Schedule 2